Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2015 RESULTS
GAAP EPS and Adjusted EPS Increase 13%
Higher Adjusted Operating Income and Margin Expansion
NEW YORK, October 27, 2015 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the third quarter ended September 30, 2015.
Marsh & McLennan Companies President and CEO Dan Glaser said: "We are pleased with our results and continue to perform well in a challenging macro environment. We produced underlying revenue growth in the third quarter and year-to-date across all operating companies, along with higher adjusted operating income and margin expansion. On a consolidated basis, underlying revenue grew 4% in the third quarter, reflecting growth of 2% in Risk & Insurance Services and 6% in Consulting. Adjusted earnings per share increased 13% to $.63 for the third quarter and 8% year-to-date. We remain on track to deliver underlying revenue growth, margin expansion and high single-digit growth in earnings per share this year."
Consolidated Results
Consolidated revenue in the third quarter of 2015 was $3.1 billion, a decline of 1% from the third quarter of 2014, reflecting the continuing impact of the strong US dollar. On an underlying basis, consolidated revenue increased 4%. Operating income rose 4% to $461 million, compared with $445 million in the prior year. Net income attributable to the Company was $323 million, or $.61 per share, compared with $297 million, or $.54 per share, in the prior year. Adjusted earnings per share increased 13% to $.63, compared with $.56 in last year’s third quarter.
For the nine months ended September 30, 2015, revenue was $9.6 billion, a decline of 2%. On an underlying basis, revenue increased 3%. Operating income was $1.8 billion, and net income attributable to the Company was $2.27 per share, an increase of 8% from $2.11 per share last year. Adjusted earnings per share rose 8% to $2.34.

Risk and Insurance Services
Risk & Insurance Services revenue was $1.6 billion in the third quarter of 2015, an increase of 2% on an underlying basis. Operating income was $225 million, compared with $229 million in the prior year. Adjusted operating income rose 3% to $248 million, compared with $242 million last year. For the nine months of 2015, revenue was $5.1 billion, reflecting growth of 2% on an underlying basis. Operating income rose to $1.2 billion, and adjusted operating income increased 4%.
Marsh's revenue in the third quarter of 2015 was $1.3 billion, an increase of 2% on an underlying basis. The US/Canada division had underlying revenue growth of 2%. International operations produced underlying revenue growth of 2%, with EMEA and Asia Pacific each rising 1% and Latin America growing 6%. Guy Carpenter's third quarter revenue was $261 million, an increase of 2% on an underlying basis.
Consulting
Consulting revenue of $1.5 billion in the third quarter increased 6% on an underlying basis from the third quarter of 2014. Both operating income and adjusted operating income rose 4% to $285 million. For the nine months of 2015, revenue was $4.4 billion, up 5% on an underlying basis. Operating income grew 5% to $781 million, and adjusted operating income increased 4%.
Mercer's revenue was $1.1 billion in the third quarter, an increase of 5% on an underlying basis. Health, with revenue of $394 million, grew 6% on an underlying basis; Retirement, with revenue of $317 million, rose 2%; Investments, with revenue of $202 million, increased 6%; and Talent, with revenue of $177 million, was up 6%. Oliver Wyman Group’s revenue was $450 million in the third quarter, an increase of 9% on an underlying basis.
Other Items
In the third quarter of 2015, Marsh & McLennan Companies had investment income of $34 million, which was predominantly carried interest from Trident III no longer subject to clawback. Investment income in the third quarter of last year was $26 million. In September 2015, the Company issued $600 million of 3.75% senior notes due in 2026, the net proceeds of which are being used for general corporate purposes. The Board also increased the quarterly dividend 11%, to $.31 per share, effective with the third quarter payment on August 14, 2015. The Company repurchased 9.9 million shares of its common stock for $550 million in the third quarter. For the nine months of 2015, the Company repurchased 23.4 million shares for $1.3 billion.

Conference Call
A conference call to discuss third quarter 2015 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 800 500 0920. Callers from outside the United States should dial +1 719 457 2646. The access code for both numbers is 520888. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement, and investment consulting; and
Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and approximately 58,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "future," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•
our ability to maintain adequate safeguards to protect the security of confidential, personal or proprietary information, and the potential for the improper disclosure or use of such information, whether due to human error, improper action by employees, vendors or third parties, or as a result of a cyberattack;

•	the impact of competition on our business, including the impact of our corporate tax rate, which is higher than the tax rate of our international competitors;

•	the impact of fluctuations in foreign currency exchange rates, particularly in light of the strength of the U.S. dollar against most other currencies worldwide;

•
the impact on our global pension obligations of changes in discount rates and asset returns, as well as projected salary increases, mortality rates, demographics and inflation, and the impact of cash contributions required to be made to our global defined benefit pension plans due to changes in the funded status of those plans;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•	our exposure to potential civil remedies or criminal penalties if we fail to comply with foreign and U.S. laws that are applicable in the domestic and international jurisdictions in which we operate;

•	the extent to which we are able to retain existing clients and attract new business, and our ability to effectively incentivize and retain key employees;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our cash balances and the performance of our investment portfolios;

•	the impact of potential rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 ("Income Taxes") regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$3,115	$3,141	$9,555	$9,705

Expense:
Compensation and Benefits	1,878	1,904	5,434	5,619
Other Operating Expenses	776	792	2,296	2,321
Operating Expenses	2,654	2,696	7,730	7,940
Operating Income	461	445	1,825	1,765
Interest Income	3	6	9	16
Interest Expense	(41)	(45)	(117)	(129)
Investment Income	34	26	39	37
Income Before Income Taxes	457	432	1,756	1,689
Income Tax Expense	128	127	500	487
Income from Continuing Operations	329	305	1,256	1,202
Discontinued Operations, Net of Tax	2	(1)	(1)	(4)
Net Income Before Non-Controlling Interests	331	304	1,255	1,198
Less: Net Income Attributable to Non-Controlling Interests	8	7	31	27
Net Income Attributable to the Company	$323	$297	$1,224	$1,171
Basic Net Income Per Share
- Continuing Operations	$0.61	$0.55	$2.29	$2.15
- Net Income Attributable to the Company	$0.61	$0.55	$2.29	$2.14
Diluted Net Income Per Share
- Continuing Operations	$0.60	$0.54	$2.27	$2.12
- Net Income Attributable to the Company	$0.61	$0.54	$2.27	$2.11
Average Number of Shares Outstanding
- Basic	528	544	534	547
- Diluted	533	551	540	554
Shares Outstanding at 9/30	522	542	522	542

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$1,317	$1,338	(2)%	(7)%	4%	2%
Guy Carpenter	261	266	(2)%	(4)%	—	2%
Subtotal	1,578	1,604	(2)%	(7)%	3%	2%
Fiduciary Interest Income	6	6
Total Risk and Insurance Services	1,584	1,610	(2)%	(7)%	3%	2%
Consulting
Mercer	1,090	1,112	(2)%	(8)%	1%	5%
Oliver Wyman Group	450	429	5%	(6)%	2%	9%
Total Consulting	1,540	1,541	—	(7)%	1%	6%
Corporate / Eliminations	(9)	(10)
Total Revenue	$3,115	$3,141	(1)%	(7)%	2%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$378	$414	(9)%	(10)%	1%	1%
Asia Pacific	156	175	(10)%	(13)%	2%	1%
Latin America	86	99	(14)%	(21)%	2%	6%
Total International	620	688	(10)%	(13)%	1%	2%
U.S. / Canada	697	650	7%	(2)%	7%	2%
Total Marsh	$1,317	$1,338	(2)%	(7)%	4%	2%
Mercer:
Health	$394	$392	—	(4)%	(2)%	6%
Retirement	317	330	(4)%	(8)%	2%	2%
Investments	202	213	(5)%	(14)%	3%	6%
Talent	177	177	1%	(8)%	3%	6%
Total Mercer	$1,090	$1,112	(2)%	(8)%	1%	5%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$4,217	$4,280	(1)%	(7)%	3%	3%
Guy Carpenter	904	942	(4)%	(4)%	(1)%	1%
Subtotal	5,121	5,222	(2)%	(6)%	2%	2%
Fiduciary Interest Income	16	18
Total Risk and Insurance Services	5,137	5,240	(2)%	(6)%	2%	2%
Consulting
Mercer	3,173	3,244	(2)%	(7)%	1%	4%
Oliver Wyman Group	1,275	1,249	2%	(6)%	2%	6%
Total Consulting	4,448	4,493	(1)%	(7)%	1%	5%
Corporate / Eliminations	(30)	(28)
Total Revenue	$9,555	$9,705	(2)%	(7)%	2%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$1,380	$1,509	(9)%	(11)%	1%	2%
Asia Pacific	480	520	(8)%	(10)%	1%	1%
Latin America	262	285	(8)%	(17)%	3%	5%
Total International	2,122	2,314	(8)%	(11)%	1%	2%
U.S. / Canada	2,095	1,966	7%	(1)%	5%	3%
Total Marsh	$4,217	$4,280	(1)%	(7)%	3%	3%
Mercer:
Health	$1,169	$1,173	—	(4)%	(2)%	5%
Retirement	973	1,032	(6)%	(8)%	2%	—
Investments	614	622	(1)%	(12)%	2%	9%
Talent	417	417	—	(7)%	3%	5%
Total Mercer	$3,173	$3,244	(2)%	(7)%	1%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended September 30, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2015
Operating income (loss)	$225	$285	$(49)	$461
Add impact of Noteworthy Items:
Restructuring charges (a)	1	—	2	3
Adjustments to acquisition related accounts (b)	22	—	—	22
Operating income adjustments	23	—	2	25
Adjusted operating income (loss)	$248	$285	$(47)	$486
Operating margin	14.2%	18.5%	N/A	14.8%
Adjusted operating margin	15.7%	18.5%	N/A	15.6%
Three Months Ended September 30, 2014
Operating income (loss)	$229	$274	$(58)	$445
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	—	2	4
Adjustments to acquisition related accounts (b)	11	—	—	11
Other	—	—	(2)	(2)
Operating income adjustments	13	—	—	13
Adjusted operating income (loss)	$242	$274	$(58)	$458
Operating margin	14.2%	17.8%	N/A	14.2%
Adjusted operating margin	15.0%	17.8%	N/A	14.6%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the nine months ended September 30, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2015
Operating income (loss)	$1,185	$781	$(141)	$1,825
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	3	—	5	8
Adjustments to acquisition related accounts (b)	51	(5)	—	46
Other	—	—	(1)	(1)
Operating income adjustments	54	(5)	4	53
Adjusted operating income (loss)	$1,239	$776	$(137)	$1,878
Operating margin	23.1%	17.6%	N/A	19.1%
Adjusted operating margin	24.1%	17.5%	N/A	19.7%
Nine Months Ended September 30, 2014
Operating income (loss)	$1,170	$746	$(151)	$1,765
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	4	—	6	10
Adjustments to acquisition related accounts (b)	22	—	—	22
Other	—	—	(1)	(1)
Operating income adjustments	26	—	5	31
Adjusted operating income (loss)	$1,196	$746	$(146)	$1,796
Operating margin	22.3%	16.6%	N/A	18.2%
Adjusted operating margin	22.8%	16.6%	N/A	18.5%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$329			$305
Less: Non-controlling interest, net of tax		8			7
Subtotal		$321	$0.60		$298	$0.54
Operating income adjustments	$25			$13
Impact of income taxes	(8)			(4)
		17	0.03		9	0.02
Adjusted income, net of tax		$338	$0.63		$307	$0.56

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,256			$1,202
Less: Non-controlling interest, net of tax		31			27
Subtotal		$1,225	$2.27		$1,175	$2.12
Operating income adjustments	$53			$31
Impact of income taxes	(15)			(11)
		38	0.07		20	0.04
Adjusted income, net of tax		$1,263	$2.34		$1,195	$2.16

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Depreciation and amortization expense	$77	$76	$233	$225
Identified intangible amortization expense	$31	$22	$79	$64
Stock option expense	$5	$4	$18	$14
Capital expenditures	$73	$83	$249	$285

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) September 30, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$1,330	$1,958
Net receivables	3,517	3,377
Other current assets	679	720
Total current assets	5,526	6,055

Goodwill and intangible assets	8,342	7,933
Fixed assets, net	786	809
Pension related assets	1,182	967
Deferred tax assets	667	876
Other assets	1,260	1,200
TOTAL ASSETS	$17,763	$17,840

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$62	$11
Accounts payable and accrued liabilities	1,759	1,883
Accrued compensation and employee benefits	1,313	1,633
Accrued income taxes	107	178
Dividends payable	163	—
Total current liabilities	3,404	3,705

Fiduciary liabilities	4,374	4,552
Less - cash and investments held in a fiduciary capacity	(4,374)	(4,552)
	—	—
Long-term debt	4,422	3,376
Pension, post-retirement and post-employment benefits	2,114	2,244
Liabilities for errors and omissions	358	341
Other liabilities	1,083	1,041

Total equity	6,382	7,133
TOTAL LIABILITIES AND EQUITY	$17,763	$17,840